EXHIBIT 23.1

                        INDEPENDENT ACCOUNTANTS' CONSENT


The Board of Directors
United Natural Foods, Inc.:

We consent to incorporation by reference in this registration statement on Form S-8 of United Natural Foods, Inc. for the registration of 1,400,000 shares of Common Stock for the United Natural Foods, Inc. 2002 Stock Incentive Plan of our reports dated September 4, 2002, with respect to the consolidated balance sheets of United Natural Foods, Inc. as of July 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended July 31, 2002, and the related schedule, which reports appear in the 2002 annual report on Form 10-K of United Natural Foods, Inc.

                                    /S/ KPMG LLP

Providence, Rhode Island
June 13, 2003